Exhibit 5.8

7701 FORSYTH BOULEVARD, SUITE 500 ST. LOUIS, MISSOURI 63105 PHONE: (314) 613-2800 FAX: (314) 613-2801

LOCAL COUNSEL OPINION Missouri

January 11, 2019

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Ladies and Gentlemen:

We have acted as special Missouri counsel to Eldorado Resorts, Inc. (the “Company”), and to IOC-Kansas City, Inc., a Missouri corporation (“IOC-KS”), IOC-Caruthersville, LLC, a Missouri limited liability company (“IOC-C”) and IOC-Cape Girardeau LLC, a Missouri limited liability company (“IOC-CG”) (IOC-KS, IOC-C and IOC-CG are collectively herein referred to as the “Subsidiaries”), in connection with the filing by the Company of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to up to $600,000,000 in aggregate principal amount of 6% Senior Notes due 2026 (the “Exchange Notes”) of the Company, and the related guarantees of the Exchange Notes (the “Exchange Guarantees”) by the Guarantors to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding 6% Senior Notes due 2026 (the “Existing Notes”) and the related guarantees of the Existing Notes issued September 20, 2018 pursuant to (i) the Indenture, dated as of September 20, 2018, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain supplemental indenture dated as of October 1, 2018 (the “Indenture”) and (ii) the Registration Rights Agreement, dated as of September 20, 2018 (the “Registration Rights Agreement”), among the Company, the guarantors party thereto and the other parties party thereto.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company and Subsidiaries in connection with the authorization and issuance of the Exchange Notes and the Exchange Guarantees, all as referenced in the Registration Statement. For purposes of this opinion letter and except to the extent set forth in the opinions expressed below, we have assumed all such proceedings have been or will be timely completed in the manner presently proposed, and the terms of such issuance will be in compliance with applicable laws.

We have examined originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Indenture, the Registration Rights Agreement, the form of the Exchange Notes, the articles of organization and operating agreements of each of the Subsidiaries, the resolutions of the board of managers, board of directors, sole member or ultimate sole member, as applicable, of each of the Subsidiaries with respect to the Exchange Notes and the Exchange Guarantees, good standing certificates dated as of a recent date with respect to each of the Subsidiaries, and such other documents, agreements, instruments and limited liability company records as we have deemed necessary or appropriate for the purpose of issuing this opinion letter. We have obtained from officers and other representatives and agents of the Subsidiaries and from public officials, and have relied upon, such certificates, representations and assurance as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

Terms used in this opinion but not defined herein have the same meanings as set forth in that certain Purchase Agreement dated as of September 6, 2018 (the “Purchase Agreement”) by and among Delta Merger Sub, Inc., a Delaware corporation (the “Escrow Issuer”), a wholly owned subsidiary of the Company and J.P. Morgan Securities LLC, acting on behalf of itself and as the representative of the several Initial Purchasers listed in the Purchase Agreement (the “Representative”). In rendering the opinions expressed herein, we have also examined the following (collectively, along with the documents referenced in the preceding paragraph of this Opinion, referred to herein as the “Transaction Documents”) : (i) an executed copy of the Purchase Agreement, (ii) an executed copy of the Purchase Agreement Joinder dated as of October 1, 2018, among the Subsidiaries, the other Guarantors party thereto, and the Representative, (iii) an executed copy of the Notes and the Guarantee (including the Notation of Guarantee executed by the Guarantors, the “Guarantee”), (v) an executed copy of the Registration Rights Agreement and the Registration Rights Agreement Joinder dated as of October 1, 2018, among the Subsidiaries and the other Guarantors party thereto (vi) the Time of Sale Information and (vii) the Offering Memorandum dated September 6, 2018 relating to the Securities (the “Offering Memorandum”).

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) the obligations of each party set forth in the documents we have received are its valid and binding obligations, enforceable against such party in accordance with their respective terms; (ii) the statements of fact and representations and warranties set forth in the documents we reviewed are true and correct as to factual matters; (iii) each natural person executing a document has sufficient legal capacity to do so; (iv) all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (v) all limited liability company records made available to us by the Subsidiaries, and all public records we have reviewed, are accurate and complete.

For the purposes of this opinion letter, “Applicable Law” means those laws, rules and regulations of the State of Missouri, including those laws, rules and regulations related to gaming activities, that in the exercise of customary professional diligence would be recognized as being directly applicable to one or more of the Subsidiaries or to the transactions contemplated by the Purchase Agreement or to the business of the Subsidiaries.

Whenever our opinions herein with respect to the existence or absence of facts are indicated to be based on our knowledge or awareness or the best of our knowledge, such knowledge is limited to the current actual knowledge of the lawyers in our firm who have had significant involvement in representation of the Company or the Subsidiaries during the past year. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Company or the Subsidiaries.

We have also assumed the following in connection with the opinions stated in this opinion letter: that there has occurred the due execution and delivery of the Transaction Documents and all documentation in connection with the transactions contemplated by the Transaction Documents (other than such execution and delivery required of the Subsidiaries); that all the Transaction Documents executed and delivered in connection with the Offered Securities are the legal, valid and binding obligations of the parties thereto enforceable against such parties (other than the Subsidiaries) in accordance with their respective terms; the authenticity of all Transaction Documents submitted to us as originals; the genuineness of all signatures on all Transaction Documents that we have examined; the conformity to originals of Transaction Documents submitted to us as certified, conformed, photo static copies, telecopies, or e-mail transmissions; that there have been no undisclosed modifications of any provision of the Transaction Documents and no undisclosed waiver of any right or any remedy contained in any of the Transaction Documents.

Based solely on the foregoing, and such other documents and information as we deem necessary for the purpose of rendering this opinion, and subject to the conditions hereinabove and hereinafter set forth, it is our opinion that as of the date of this opinion letter:

(i)    IOC-KS is validly existing as a corporation in good standing under the laws of the State of Missouri, is duly qualified to do business and is in good standing in each jurisdiction in which its respective ownership or lease of property or the conduct of its respective businesses requires such qualification, and has all power and authority necessary to own or hold its respective properties and to conduct the businesses in which it is engaged as described in the Time of Sale Information and the Offering Memorandum.

(ii)    IOC-C and IOC-CG are each validly existing as a limited liability company in good standing under the laws of the State of Missouri, is duly qualified to do business and is in good standing in each jurisdiction in which its respective ownership or lease of property or the conduct of its respective businesses requires such qualification, and has all power and authority necessary to own or hold its respective properties and to conduct the businesses in which it is engaged as described in the Time of Sale Information and the Offering Memorandum.

(iii)    Each of the Subsidiaries has full right, power and authority to execute and deliver each of the Transaction Documents and to perform its respective obligations thereunder; and all action required to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby has been duly and validly taken.

(iv)    Each of the Transaction Documents has been duly authorized, executed and delivered by each of the Subsidiaries.

The opinions contained herein are subject to the effect of bankruptcy, insolvency, reorganization, moratorium, anti-deficiency, and other laws now or hereafter in effect relating to or affecting the enforcement of creditor’s rights generally, the federal Bankruptcy Code and any other laws, rules and regulations relating to fraudulent conveyances and transfers.

The opinions expressed herein are based upon the applicable laws of the State of Missouri and the facts in existence as of the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly address by the opinions set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted from or otherwise relied on for any other purpose.

Very truly yours,

/s/ Lathrop Gage LLP

LATHROP GAGE LLP